Cypress Bioscience, Inc. Announces 2008 Financial Results

SAN DIEGO, CA -- (Marketwire - March 16, 2009) - Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced financial results for the quarter and year ended December 31, 2008. For the quarter ended December 31, 2008, the Company reported a net loss of $7.2 million or $0.19 per share compared to net income of $3.0 million or $0.08 per share for the same period in 2007. For the year ended December 31, 2008, the Company reported a net loss of $18.2 million or $0.48 per share compared to net income of $3.5 million or $0.10 per share for the same period in 2007.

The Company reported revenues of $0.9 million and $17.2 million for the quarter and year ended December 31, 2008, respectively. Revenues for the same periods in 2007 were $6.1 million and $13.9 million, respectively. The increase in full year revenues for 2008 is due to receipt of $13.2 million from Forest Laboratories upon acceptance by the FDA of our New Drug Application for milnacipran, which included a $10.0 million milestone payment and $3.2 million reimbursement for clinical trial costs. This compares to $10.0 million in milestone payments received from Forest Laboratories in 2007.

Total operating expenses for the quarter and year ended December 31, 2008 were $9.0 million and $40.1 million, respectively. Operating expenses in the same periods in 2007 were $5.2 million and $17.7 million, respectively. The increases in operating expenses for the quarter and full year were primarily due to marketing costs in connection with the launch of our personalized medicine services, sales force recruitment costs and salary expense for our newly-hired sales force, and increased share-based compensation expense related to options granted in 2008. Additionally, the full year increase in operating expenses was due to a $12.6 million charge for in-process research and development related to the acquisition of Proprius in March 2008.

At December 31, 2008, the Company had cash, cash equivalents and investments totaling $145.5 million. On January 14, 2009, the Company, along with its collaboration partner, Forest Laboratories, announced that Savella™ (milnacipran HCl) was approved by the U.S. Food and Drug Administration (FDA) for the management of fibromyalgia. In connection with this approval, the Company received a $25.0 million milestone payment and reimbursement of $6.5 million for clinical trial costs from Forest Laboratories in January 2009.

About Cypress Bioscience, Inc.

Cypress Bioscience, Inc. provides therapeutics and personalized medicine services, facilitating improved and individualized patient care. Cypress addresses the evolving needs of specialist physicians and their patients by identifying unmet medical needs in the areas of pain, rheumatology, and physical medicine and rehabilitation, including challenging disorders such as fibromyalgia and rheumatoid arthritis. This approach to improving patient care creates a unique partnership with physicians. Current products include Savella™ (milnacipran HCl) and the Avise PG(SM) and Avise MCV(SM) therapeutic monitoring, diagnostic and prognostic tests for rheumatoid arthritis.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and website at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements related to the potential marketing of Savella™ for the management of fibromyalgia, the expected benefits of the personalized medicine services, and the expected competitive and commercial advantages of offering these services to rheumatologists. Actual results could vary materially from those described as a result of a number of factors, including the risk that Savella™ may not be available to be marketed in the time frame we anticipate, risks involved with Cypress' ability to create a successful sales force and execute its marketing strategy, risks around market acceptance of our personalized medicine services and whether they will facilitate improved diagnostic, prognostic and therapeutic decision making for rheumatologists, risks involved with the development and commercialization of Cypress' product candidates and personalized medicine services, and other risks and uncertainties described in Cypress' most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and Cypress undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                        CYPRESS BIOSCIENCE, INC.
                  Condensed Consolidated Financial Data
                   (In thousands except per share data)

Statement of Operations Data:

                                   Quarter ended         Year ended
                                    December 31,         December 31,
                                  2008       2007       2008       2007
                                ---------  ---------- ---------  ----------
                                    (unaudited)           (unaudited)

Revenues under collaborative
 agreement                      $     949  $    6,060 $  17,159  $   13,941

Operating expenses:
   Cost of personalized medicine
    services                          267           -       267           -
   Research and development         1,957       2,883     9,671       7,711
   Selling, general and
    administrative                  6,824       2,350    17,603      10,027
   In-process research and
    development                         -           -    12,590           -
                                ---------  ---------- ---------  ----------
Total operating expenses            9,048       5,233    40,131      17,738
                                ---------  ---------- ---------  ----------

Interest income                       858       2,175     4,746       7,285
                                ---------  ---------- ---------  ----------

Net income (loss)               $  (7,241) $    3,002 $ (18,226) $    3,488
                                =========  ========== =========  ==========

Net income (loss) per share -
 basic                          $   (0.19) $     0.08 $   (0.48) $     0.10
                                =========  ========== =========  ==========

Shares used in computing net
 income (loss) per share -
 basic                             37,883      37,404    37,734      35,206
                                =========  ========== =========  ==========

Net income (loss) per share -
 diluted                        $   (0.19) $     0.08 $   (0.48) $     0.10
                                =========  ========== =========  ==========

Shares used in computing net
 income (loss) per share -
 diluted                           37,883      38,913    37,734      36,616
                                =========  ========== =========  ==========

Balance Sheet Data:

                                                December 31,  December 31,
                                                    2008          2007
                                                ------------- -------------

Assets
   Cash, cash equivalents and short-term
    investments                                 $     145,495 $     181,807
   Other current assets                                 1,214           794
   Goodwill                                            26,466             -
   Other non-current assets                             1,418            99
                                                ------------- -------------
     Total assets                               $     174,593 $     182,700
                                                ============= =============

Liabilities and Stockholders’ Equity
   Current liabilities                          $       7,958 $       4,625
   Long-term liabilities                                6,720        10,060
   Stockholders’ equity                               159,915       168,015
                                                ------------- -------------
     Total liabilities and stockholders’ equity $     174,593 $     182,700
                                                ============= =============

CONTACT:
Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323